CERTIFICATE OF AMENDMENT

                             OF THE

                  CERTIFICATE OF INCORPORATION

                               OF

                 PHILLIPS-VAN HEUSEN CORPORATION


                    Under Section 242 of the
        General Corporation Law of the State of Delaware



     The undersigned, President and Secretary, respectively, of PHILLIPS-VAN HEUSEN CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify as follows:

     FIRST:  Part A of Article FOURTH of the Certificate of
Incorporation of the Corporation shall be amended to read:

               "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,150,000. 150,000 of said shares shall be of the par value of $100 each and shall be designated Preferred Stock and 100,000,000 of said shares shall be of the par value of $1 each and shall be designated Common Stock."

     SECOND: Such amendment has been duly approved in accordance with the provisions of Section 242 of the General Corporation Law by the Board of Directors of the Corporation and by a majority of the outstanding common stock of the Corporation (the only outstanding stock entitled to vote thereon).

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     IN WITNESS WHEREOF, the undersigned have executed this
Certificate and affirm, under penalties of perjury, that the instrument is the act or deed of the undersigned and the facts stated herein are true.

Dated this 1st day of June, 1993.



                                    Bruce J. Klatsky, President


ATTEST:




Pamela N. Hootkin, Secretary